Exhibit 99

CACI Reports Record Results for Its Fiscal 2012 Third Quarter

Pro forma diluted EPS increased 31.0 percent to $1.45

Pro forma net income increased 17.6 percent to $40.9 million

Pro forma operating income increased 23.3 percent to $72.8 million

Contract awards increased 16.1 percent to $547 million

Contract funding orders increased 6.8 percent to $800 million

Direct labor increased 8.1 percent

ARLINGTON, Va.--(BUSINESS WIRE)--May 2, 2012--CACI International Inc (NYSE: CACI), a leading professional services and information technology solutions provider to the federal government, announced results today for its third fiscal quarter ended March 31, 2012.

Third Quarter Results

The following table summarizes results computed in accordance with Generally Accepted Accounting Principles (GAAP).

(in millions except per share data)	Q3, FY12	Q3, FY11	% Change
Revenue	$928.0	$913.4	1.6%
Operating income	$72.8	$61.8	17.8%
Net income attributable to CACI	$40.9	$36.4	12.2%
Diluted earnings per share	$1.45	$1.16	25.0%

For the third quarter of Fiscal Year 2012 (FY12), we reported record third quarter revenue of $928.0 million, an increase of 1.6 percent from the third quarter of Fiscal Year 2011 (FY11). Revenue growth slowed during the quarter primarily due to lower pass through other direct costs and slower-than-anticipated procurement actions.

Pro Forma Third Quarter Results

During the year ended June 30, 2010, we completed two domestic acquisitions with acquisition-related contingent consideration, or earn-outs, which represented potential additional purchase consideration based on the acquired company’s performance post-acquisition. The fair values of the expected earn-outs were recorded as liabilities on the balance sheet as of each acquisition date, and were re-measured each quarter, with any change in the fair values of the liabilities reflected in the income statement. There were no earn-out adjustments in the third quarter of FY12. The performance period for both acquisitions is complete and no further payments will be due. In the third quarter of FY11, the liabilities decreased, and operating income increased by $2.8 million. To provide a comparison of our results excluding the FY11 earn-out adjustment, pro forma results for the third quarter of FY11 are shown below.

(in millions except per share data)	Q3, FY12	Q3, FY11	% Change
Revenue	$928.0	$913.4	1.6%
Pro forma operating income, a non-GAAP measure	$72.8	$59.0	23.3%
Pro forma net income attributable to CACI, a non-GAAP measure	$40.9	$34.7	17.6%
Pro forma diluted earnings per share, a non-GAAP measure	$1.45	$1.11	31.0%

Pro forma operating income grew 23.3 percent over the prior year period to $72.8 million, driven primarily by solid growth of 8.1 percent in direct labor. Pro forma net income attributable to CACI for the third quarter of FY12 was a record $40.9 million, or $1.45 pro forma diluted earnings per share, an increase of 17.6 percent over pro forma net income attributable to CACI of $34.7 million, or $1.11 pro forma diluted earnings per share, for the same period in FY11. Net cash provided by operations in the quarter was $59.5 million. (See Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share to Pro Forma Amounts on page 13.)

CEO Commentary and Outlook

Paul Cofoni, CACI’s President and CEO, said, “We are pleased to have achieved record third quarter results, given the challenging environment. We continue to grow direct labor, the most important driver of our bottom line performance, which has contributed to our improved operating margin. Awards and funding orders remained strong, and funded backlog improved relative to a year ago, a positive indicator of our future financial performance. We are, however, experiencing the effects of budget uncertainty on our customers, leading to slower-than-anticipated procurement actions that are affecting our revenue growth.

“We remain focused on our core strategy and continued solid execution for our customers, which will help us navigate through this period of uncertainty. We continue to focus on the key areas of defense, intel, homeland security, and government transformation in our large addressable market with an emphasis on continuing to grow CACI direct labor. Our agility allows us to respond quickly to our customers’ evolving priorities as they respond to spending restraints. We are confident in our strategy and believe we are well-positioned in this challenging environment.”

Additional Financial Metrics

	Q3, FY12	Q3, FY11	% Change
Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$86.7	$73.9	17.3%
Pro forma diluted adjusted earnings per share, a non-GAAP measure	$1.91	$1.55	23.1%
Days sales outstanding	63	54

Third Quarter Contract Funding Orders and Awards

  Contract funding orders in the third quarter were $800 million, an increase of 6.8 percent, compared with $749 million in the year earlier quarter. Contract funding orders for the first nine months of FY12 were $3.0 billion, an increase of 10.6 percent over the first nine months of FY11.
  Funded backlog at March 31, 2012 was $2.04 billion, a 4.7 percent increase over the third quarter of FY11. Total backlog at March 31, 2012 was $7.65 billion, a 10.3 percent increase over the year earlier backlog.
  During the third quarter, we received contract awards with an estimated value of $547 million, an increase of 16.1 percent compared with $471 million in the year earlier quarter. For the first nine months of FY12, the estimated value of awards received was $3.55 billion, an increase of 34.8 percent over the first nine months of FY11. Third quarter awards included:
    A $41 million, four-year task order to continue as lead developer of the Defense Logistics Agency’s Defense Agencies Initiative (DAI). The DAI program provides a single accounting system and standard business processes for DoD’s budget, finance, and accounting operations. CACI is providing development, enhancement, and maintenance support for current and future system releases. This recompete award expands our capabilities in business system solutions and government transformation.
    A $22.9 million, four-year task order to augment planning support to Special Operations Forces. This effort includes strategic integration, studies, and analysis support. This award expands our capabilities in integrated security and intelligence solutions.
    A $15 million, five-year contract for a Department of Homeland Security component to provide operations, maintenance, and optimization support for its Oracle Federal Financial system. This award leverages our October 2011 acquisition of Advanced Programs Group, and continues to validate CACI as a market-leading provider of Oracle eBusiness Suite software solutions to the federal government.
  Not included in the above estimated value of awards in the quarter is:
    A prime position on the $3 billion, five-year Department of Homeland Security Tactical Communications indefinite delivery, indefinite quantity (IDIQ) contract. This represents new systems development and network services business for CACI and positions us to expand our DHS presence.
    A prime position on the $985 million, five-year Consultant, Advisory, and Technical Services IDIQ contract to support the Air Force Medical Service (AFMS). This new systems integration work positions us to leverage existing AFMS support to expand our growing healthcare IT business.
    A prime position on the $476 million, five-year U.S. Government Omnibus Network Enterprise IDIQ contract to provide telecommunications and IT solutions for the Executive Branch, Defense Department, and other federal agencies. This new business for CACI positions us to advance our enterprise IT capabilities.
    A $78 million, five-year contract to support the U.S. Air Force Office of the Civil Engineer’s NexGen IT program replacing legacy systems with current technologies. CACI is providing software integration, deployment, training, and help desk operations for systems that help the Air Force manage real estate, supply, housing, energy, and related functions. This new work increases our government transformation business.

Other Third Quarter Highlights

  The appointment of John Mengucci as Chief Operating Officer for U.S. Operations. Mr. Mengucci will leverage his strong track record of implementing growth strategies across large operations to grow our core business and expand our capabilities into new markets. Mr. Mengucci’s experience includes managing a 13,000-person, $4 billion business area in CACI’s market space.
  The appointment of Mary Good as Executive Vice President and Chief Human Resources Officer. Ms. Good will work closely with CACI’s executive team, business groups, and staff organizations to continue the company’s long-standing corporate culture of employee development and align human resources initiatives with the company’s strategic goals and objectives.

Third Quarter Recognitions

  CACI was named one of the World’s Most Admired Companies for 2012 by Fortune Magazine. The company placed 5th among Information Technology Services companies and in the Top 10 companies in its headquarters state of Virginia.
  CACI received the ERE Recruiting Excellence Award for “Recruiting Department of the Year” for the second consecutive year. The Electronic Recruiting Exchange (ERE) is the world’s largest online community and forum for recruiting professionals, and CACI is the only company to win this top award in back-to-back years.
  CACI was featured on WhiteHouse.gov, the official website of President Barack Obama, for our support of Joining Forces, a comprehensive national initiative to mobilize all sectors of society to support service members and their families.
  Executive Vice President Dan Porter, head of the company’s Enterprise Technologies and Services business group, was named to Federal Computer Week’s Federal 100 list of government and industry leaders in the federal government information technology community. He joins a select group of professionals who have received this honor as both a government employee and an industry executive.

Nine Month Results

The following table summarizes GAAP results, including the effects of earn-out adjustments.

(in millions except per share data)	9 Months, FY12	9 Months, FY11	% Change
Revenue	$2,825.6	$2,614.6	8.1%
Operating income	$223.1	$173.3	28.7%
Net income attributable to CACI	$124.1	$98.3	26.2%
Diluted earnings per share	$4.37	$3.16	38.2%

Revenue grew 8.1 percent in the first nine months of FY12, with the strongest increases in our intelligence, surveillance and reconnaissance (ISR) and other intelligence related solutions and in enterprise information technology services. Operating income and net income increased in the first nine months of FY12 as a result of solid growth of 10.6 percent in direct labor, a large, one-time commercial product sale, and strong performance on a fixed price contract. Revenue, operating income and net income attributable to CACI all reached record levels in the first nine months of FY12.

Pro Forma Nine Months Results

As a result of the earn-out adjustment described on page one of this release, during the first nine months of FY12, liabilities decreased $0.6 million with a corresponding increase to operating income, due to reductions in the fair value of the earn-out liabilities, and during the first nine months of FY11, liabilities decreased, and operating income increased, by $1.9 million. To provide a comparison of our results excluding these earn-out adjustments, pro forma results for the first nine months of FY12 and FY11 are shown below.

(in millions except per share data)	9 Months, FY12	9 Months, FY11	% Change
Revenue	$2,825.6	$2,614.6	8.1%
Pro forma operating income, a non-GAAP measure	$222.5	$171.4	29.8%
Pro forma net income attributable to CACI, a non-GAAP measure	$123.7	$97.2	27.3%
Pro forma diluted earnings per share, a non-GAAP measure	$4.36	$3.12	39.4%

Pro forma operating income increased 29.8 percent in the first nine months of FY12 to $222.5 million for the reasons cited above. Pro forma net income attributable to CACI for the first nine months of FY12 was $123.7 million, or $4.36 diluted earnings per share, an increase of 27.3 percent over pro forma net income attributable to CACI of $97.2 million, or $3.12 pro forma diluted earnings per share, in FY11. Net cash provided by operations in the first nine months of FY12 was $144.8 million, compared to $145.7 million in the first nine months of FY11. Revenue, pro forma operating income, and pro forma net income attributable to CACI all reached record levels in the first nine months of FY12 (See Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share to Pro Forma Amounts on page 13.)

Additional Financial Metrics

	9 Months, FY12	9 Months, FY11	% Change
Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$265.1	$213.8	24.0%
Pro forma diluted adjusted earnings per share, a non-GAAP measure	$5.72	$4.41	29.7%

CACI Updates FY12 Guidance

For FY12, we are revising our revenue guidance primarily due to lower pass through other direct costs and slower than anticipated procurement actions and are increasing our earnings guidance.

(In millions except for earnings per share)	New FY 2012 Guidance	Previous FY 2012 Guidance
Revenue	$3,730 - $3,830	$3,850 - $4,050
Net income attributable to CACI	$163 - $169	$162 - $168
Effective corporate tax rate	39.3%	39.8%
Diluted earnings per share	$5.74 - $5.95	$5.72 - $5.94
Diluted weighted average shares	28.4	28.3

This guidance represents our views as of May 2, 2012. Investors are reminded that actual results may differ for the reasons described herein and in our filings with the Securities and Exchange Commission.

Fiscal Year 2013 Annual Guidance To Be Released on June 27, 2012

We have begun our annual planning process and are actively developing our FY13 plans. In our planning and in comparing our FY13 with our FY12, we are not including two material events that positively impacted our current fiscal year’s results because we believe they are one-time events that will not occur again. The first one-time event is the commercial product sale that generated $6 million of net income in the first quarter of FY12. The second one-time event is the greater-than-expected profitability on the large fixed price contract which generated an additional $7 million in net income during the first three quarters of FY12.

We are in the early stages of developing our FY13 plan. Our preliminary view is that we do not expect to realize the growth rates we have experienced in recent years due to continued challenges related to uncertainty in the government budget process, delays in government procurement activities, and the drawdown in Southwest Asia.

We remain optimistic in our agility and competitiveness in the high-priority markets of defense, intelligence, homeland security, and government transformation, with the expectation of higher growth opportunities in transformation, cyberspace, healthcare IT, and Special Operations in this fiscal year and beyond.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, May 3, 2012 during which members of our senior management team will be making a brief presentation focusing on third quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 57228925. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, May 3, 2012, and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

Celebrating our 50th year in business, CACI sustains an exceptional record of success by providing professional services and IT solutions needed to prevail in the areas of defense, intelligence, homeland security, and IT modernization and government transformation. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR solutions and services; cyber solutions; integrated security and intelligence solutions; and program management and SETA support services. CACI solutions help federal clients provide for national security, improve communications and collaboration, secure information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. A member of the Fortune 1000 Largest Companies and the Russell 2000 index, CACI provides dynamic careers for approximately 14,600 employees working in over 120 offices in the U.S. and Europe. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and globally (including the impact of uncertainty regarding U.S. debt limits and actions taken related thereto); terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; valuation of contingent consideration in connection with business combinations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism, or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other government entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

(Financial Tables follow)

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	3/31/2012	3/31/2011	% Change	3/31/2012	3/31/2011	% Change
Revenue	$927,962	$913,369	1.6%	$2,825,600	$2,614,618	8.1%
Costs of revenue
Direct costs	632,570	645,404	-2.0%	1,946,899	1,843,410	5.6%
Indirect costs and selling expenses	208,843	191,403	9.1%	613,666	555,972	10.4%
Depreciation and amortization	13,768	14,777	-6.8%	41,894	41,919	-0.1%
Total costs of revenue	855,181	851,584	0.4%	2,602,459	2,441,301	6.6%
Operating income	72,781	61,785	17.8%	223,141	173,317	28.7%
Interest expense and other, net	6,175	5,674	8.8%	18,313	17,498	4.7%
Income before income taxes	66,606	56,111	18.7%	204,828	155,819	31.5%
Income taxes	25,475	19,397	31.3%	80,304	56,781	41.4%
Net income including portion attributable to noncontrolling interest in earnings of joint venture	41,131	36,714	12.0%	124,524	99,038	25.7%
Noncontrolling interest in earnings of joint venture	(275)	(287)	-4.2%	(467)	(721)	-35.2%

Net income attributable to CACI	$40,856	$36,427	12.2%	$124,057	$98,317	26.2%

Basic earnings per share	$1.54	$1.20	28.4%	$4.54	$3.24	40.1%
Diluted earnings per share	$1.45	$1.16	25.0%	$4.37	$3.16	38.2%

Weighted average shares used in per share computations:
Basic	26,537	30,373		27,303	30,321
Diluted	28,086	31,300		28,402	31,102

Statement of Operations Data (Unaudited)
	Quarter Ended			Nine Months Ended
	3/31/2012	3/31/2011	% Change	3/31/2012	3/31/2011	% Change
Operating income margin	7.8%	6.8%		7.9%	6.6%
Tax rate	38.4%	34.7%		39.3%	36.6%
Net income margin	4.4%	4.0%		4.4%	3.8%

Pro forma EBITDA*	$86,746	$73,944	17.3%	$265,109	$213,814	24.0%
Pro forma EBITDA margin	9.3%	8.1%		9.4%	8.2%

Pro forma adjusted net income*	$53,701	$48,608	10.5%	$162,369	$137,046	18.5%
Pro forma diluted adjusted
earnings per share	$1.91	$1.55	23.1%	$5.72	$4.41	29.7%

*See Reconciliation of Net Income to Pro Forma Earnings before Interest, Taxes, Depreciation and Amortization and to Pro Forma Adjusted Net Income on page 12.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)
	3/31/2012	6/30/2011
ASSETS:
Current assets
Cash and cash equivalents	$48,929	$164,817
Accounts receivable, net	669,275	573,042
Prepaid expenses and other current assets	43,861	44,219
Total current assets	762,065	782,078

Goodwill and intangible assets, net	1,526,809	1,374,387
Property and equipment, net	66,373	62,755
Other long-term assets	113,845	100,911
Total assets	$2,469,092	$2,320,131

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$7,500	$7,500
Accounts payable	128,004	98,893
Accrued compensation and benefits	173,494	173,586
Other accrued expenses and current liabilities	152,101	157,242
Total current liabilities	461,099	437,221

Long-term debt, net of current portion	565,757	402,437
Other long-term liabilities	203,574	170,857
Total liabilities	1,230,430	1,010,515

Shareholders' equity	1,238,662	1,309,616
Total liabilities and shareholders' equity	$2,469,092	$2,320,131

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Nine Months Ended
	3/31/2012	3/31/2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including portion attributable to noncontrolling interest in earnings of joint venture	$124,524	$99,038
Reconciliation of net income to net cash provided by
operating activities:
Depreciation and amortization	41,894	41,919
Non-cash interest expense	8,946	8,359
Amortization of deferred financing costs	1,743	2,274
Stock-based compensation expense	11,095	13,109
Provision for deferred income taxes	18,109	7,805
Other	1,274	-
Undistributed earnings of unconsolidated joint ventures	(1,133)	(1,187)
Changes in operating assets and liabilities
Accounts receivable, net	(73,120)	(24,787)
Prepaid expenses and other assets	(9,397)	(15,314)
Accounts payable and accrued expenses	35,571	5,615
Accrued compensation and benefits	(12,037)	6,392
Income taxes receivable and payable	(9,787)	(9,079)
Other liabilities	7,116	11,508
Net cash provided by operating activities	144,798	145,652

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,794)	(9,170)
Purchases of businesses, net of cash acquired	(179,746)	(129,621)
Investment in unconsolidated joint venture, net	-	(4,264)
Other	(1,128)	749
Net cash used in investing activities	(193,668)	(142,306)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (payments) under credit facilities	153,126	(136,550)
Payment of contingent consideration	(20,255)	-
Proceeds from employee stock purchase plans	3,118	3,264
Proceeds from exercise of stock options	7,410	18,136
Repurchases of common stock	(209,680)	(47,040)
Other	(589)	1,291
Net cash used in financing activities	(66,870)	(160,899)
Effect of exchange rate changes on cash and cash equivalents	(148)	1,358
Net decrease in cash and cash equivalents	(115,888)	(156,195)
Cash and cash equivalents, beginning of period	164,817	254,543
Cash and cash equivalents, end of period	$48,929	$98,348

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2012		3/31/2011		$	Change	% Change
Department of Defense	$718,982	77.5%	$735,639	80.5%		$(16,657)	-2.3%
Federal Civilian Agencies	159,201	17.2%	129,349	14.2%		29,852	23.1%
Commercial	46,667	5.0%	44,917	4.9%		1,750	3.9%
State and Local Governments	3,112	0.3%	3,464	0.4%		(352)	-10.2%
Total	$927,962	100.0%	$913,369	100.0%		$14,593	1.6%

	Nine Months Ended
(dollars in thousands)	3/31/2012		3/31/2011		$	Change	% Change
Department of Defense	$2,220,916	78.6%	$2,078,870	79.5%		$142,046	6.8%
Federal Civilian Agencies	452,342	16.0%	399,251	15.3%		53,091	13.3%
Commercial	141,372	5.0%	126,179	4.8%		15,193	12.0%
State and Local Governments	10,970	0.4%	10,318	0.4%		652	6.3%
Total	$2,825,600	100.0%	$2,614,618	100.0%		$210,982	8.1%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2012		3/31/2011		$	Change	% Change
Time and materials	$263,317	28.4%	$346,142	37.9%		$(82,825)	-23.9%
Cost reimbursable	416,369	44.9%	338,383	37.0%		77,986	23.0%
Fixed price	248,276	26.7%	228,844	25.1%		19,432	8.5%
Total	$927,962	100.0%	$913,369	100.0%		$14,593	1.6%

	Nine Months Ended
(dollars in thousands)	3/31/2012		3/31/2011		$	Change	% Change
Time and materials	$839,811	29.7%	$1,082,635	41.4%		$(242,824)	-22.4%
Cost reimbursable	1,224,323	43.3%	889,386	34.0%		334,937	37.7%
Fixed price	761,466	27.0%	642,597	24.6%		118,869	18.5%
Total	$2,825,600	100.0%	$2,614,618	100.0%		$210,982	8.1%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2012		3/31/2011		$	Change	% Change
Prime	$821,776	88.6%	$798,428	87.4%		$23,348	2.9%
Subcontractor	106,186	11.4%	114,941	12.6%		(8,755)	-7.6%
Total	$927,962	100.0%	$913,369	100.0%		$14,593	1.6%

	Nine Months Ended
(dollars in thousands)	3/31/2012		3/31/2011		$	Change	% Change
Prime	$2,498,341	88.4%	$2,262,517	86.5%		$235,824	10.4%
Subcontractor	327,259	11.6%	352,101	13.5%		(24,842)	-7.1%
Total	$2,825,600	100.0%	$2,614,618	100.0%		$210,982	8.1%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2012	3/31/2011	$	Change	% Change
Contract Funding Orders	$800,327	$749,103		$51,224	6.8%
	Nine Months Ended
(dollars in thousands)	3/31/2012	3/31/2011	$	Change	% Change
Contract Funding Orders	$3,008,927	$2,721,388		$287,539	10.6%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2012		3/31/2011		$	Change	% Change
Direct labor	$252,229	39.9%	$233,257	36.1%		$18,972	8.1%
Other direct costs	380,341	60.1%	412,147	63.9%		(31,806)	-7.7%
Total direct costs	$632,570	100.0%	$645,404	100.0%		$(12,834)	-2.0%

	Nine Months Ended
(dollars in thousands)	3/31/2012		3/31/2011		$	Change	% Change
Direct labor	$725,845	37.3%	$656,149	35.6%		$69,696	10.6%
Other direct costs	1,221,054	62.7%	1,187,261	64.4%		33,793	2.8%
Total direct costs	$1,946,899	100.0%	$1,843,410	100.0%		$103,489	5.6%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	3/31/2012	3/31/2011	% Change	3/31/2012	3/31/2011	% Change
Revenue, as reported	$ 927,962	$ 913,369	1.6%	$ 3,788,761	$ 3,463,335	9.4%
Less:
Acquired revenue	28,118			95,495
Organic revenue	$ 899,844	$ 913,369	-1.5%	$ 3,693,266	$ 3,463,335	6.6%

Selected Financial Data (Continued)
Reconciliation of Net Income to Pro Forma Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and to Pro Forma Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income Attributable to CACI and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income Attributable to CACI is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. We are presenting EBITDA, EBITDA margin, Adjusted Net Income Attributable to CACI and Diluted Adjusted Earnings Per Share on a pro forma basis, to remove the impact of the earn-out adjustments described on page 1 of this release as we believe these pro forma measures are a better indicator of our ongoing, recurring operations. Pro forma EBITDA is defined by us as GAAP net income attributable to CACI plus net interest expense, income taxes, and depreciation and amortization, and less the earn-out adjustment described on page 1. Pro forma EBITDA margin is pro forma EBITDA divided by revenue. Pro forma Adjusted Net Income Attributable to CACI is defined by us as GAAP net income attributable to CACI plus stock-based compensation expense, depreciation and amortization, and amortization of financing costs, and less the earn-out adjustment described on page 1; net of related tax effects computed using an assumed marginal tax rate of 39.3 percent. Pro forma Diluted Adjusted Earnings Per Share is Pro forma Adjusted Net Income Attributable to CACI divided by diluted weighted-average shares, as reported. Pro forma EBITDA and Pro forma Adjusted Net Income Attributable to CACI as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2012	3/31/2011	% Change	3/31/2012	3/31/2011	% Change
Net income attributable to CACI, as reported	$40,856	$36,427	12.2%	$124,057	$98,317	26.2%
Plus:
Income taxes	25,475	19,397	31.3%	80,304	56,781	41.4%
Interest income and expense, net	6,647	6,108	8.8%	19,446	18,685	4.1%
Depreciation and amortization	13,768	14,777	-6.8%	41,894	41,919	-0.1%
Less:
Earn-out adjustment	-	(2,765)	-100.0%	(592)	(1,888)	-68.6%
Pro forma EBITDA	$86,746	$73,944	17.3%	$265,109	$213,814	24.0%

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2012	3/31/2011	% Change	3/31/2012	3/31/2011	% Change
Revenue, as reported	$927,962	$913,369	1.6%	$2,825,600	$2,614,618	8.1%
Pro forma EBITDA	$86,746	$73,944	17.3%	$265,109	$213,814	24.0%
Pro forma EBITDA margin	9.3%	8.1%		9.4%	8.2%

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2012	3/31/2011	% Change	3/31/2012	3/31/2011	% Change
Net income attributable to CACI, as reported	$40,856	$36,427	12.2%	$124,057	$98,317	26.2%
Plus:
Stock-based compensation	3,852	4,696	-18.0%	11,095	13,109	-15.4%
Depreciation and amortization	13,768	14,777	-6.8%	41,894	41,919	-0.1%
Amortization of financing costs	495	512	-3.3%	1,743	2,274	-23.4%
Non-cash interest expense	3,036	2,837	7.0%	8,946	8,359	7.0%
Less:
Earn-out adjustment	-	(2,765)	-100.0%	(592)	(1,888)	-68.6%
Related tax effect	(8,306)	(7,876)	5.5%	(24,774)	(25,044)	-1.1%
Pro forma adjusted net income attributable to CACI	$53,701	$48,608	10.5%	$162,369	$137,046	18.5%

	Quarter Ended			Nine Months Ended
(shares in thousands)	3/31/2012	3/31/2011	% Change	3/31/2012	3/31/2011	% Change
Diluted weighted average shares, as reported	28,086	31,300		28,402	31,102
Diluted earnings per share, as reported	$1.45	$1.16	25.0%	$4.37	$3.16	38.2%
Pro forma diluted adjusted earnings per share	$1.91	$1.55	23.1%	$5.72	$4.41	29.7%

Selected Financial Data (continued)

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share to Pro Forma Amounts
(Unaudited)

As described on page 1, the Company is presenting pro forma Operating Income, Net Income attributable to CACI, and Diluted Earnings per Share to present results excluding the impact of earn-out adjustments. For periods in which the earn-out adjustment resulted in income statement recognition, the adjustment was recorded within indirect costs and selling expenses. The Company believes that presenting the key measures of Operating Income, Net Income attributable to CACI, and Diluted Earnings per Share without the impact of these adjustments to indirect costs and selling expenses provides readers a better indicator of our ongoing, recurring operations. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2012	3/31/2011	% Change	3/31/2012	3/31/2011	% Change
Operating income, as reported	$72,781	$61,785	17.8%	$223,141	$173,317	28.7%
Less: Earn-out adjustment	-	(2,765)	-100.0%	(592)	(1,888)	-68.6%
Pro forma operating income	$72,781	$59,020	23.3%	$222,549	$171,429	29.8%

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2012	3/31/2011	% Change	3/31/2012	3/31/2011	% Change
Net income attributable to CACI, as reported	$40,856	$36,427	12.2%	$124,057	$98,317	26.2%
Less: Earn-out adjustment	-	(2,765)	-100.0%	(592)	(1,888)	-68.6%
Plus: Related tax effect*	-	1,086	-100.0%	234	741	-68.5%
Pro forma net income attributable to CACI	$40,856	$34,748	17.6%	$123,699	$97,170	27.3%

	Quarter Ended			Nine Months Ended
(shares in thousands)	3/31/2012	3/31/2011	% Change	3/31/2012	3/31/2011	% Change
Diluted weighted average shares,as reported	28,086	31,300		28,402	31,102
Diluted earnings per share, as reported	$1.45	$1.16	25.0%	$4.37	$3.16	38.2%
Pro forma diluted earnings per share	$1.45	$1.11	31.0%	$4.36	$3.12	39.4%

* Computed using an assumed marginal tax rate of 39.3 percent.

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President,
Corporate Communications
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President,
Investor Relations
866-606-3471
ddragics@caci.com